                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [x]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                             NAI TECHNOLOGIES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

Preliminary Copy

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-0472

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        to be held on December 14, 1995

                               -------------------


         The Annual Meeting of Shareholders (the 'Annual Meeting') of NAI Technologies, Inc., a New York corporation (the 'Company'), will be held on December 14, 1995 at 10 a.m., at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, for the following purposes:

         1. to ratify and approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company;

         2.  to  vote  on  an  amendment  to  the   Company's   Certificate   of
Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000;

         3. to elect seven members of the Board of Directors;

         4. to vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995; and

         5. to consider and act upon such other matters as may properly come before the Annual Meeting.

         All shareholders are cordially invited to attend. Only shareholders of record at the close of business on November 1, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                             By Order of the Board of Directors,



                                             Richard A. Schneider,
                                             Secretary

November 3, 1995

--------------------------------------------------------------------------------
    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-0472

                               -------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                        to be held on December 14, 1995

                               -------------------

                                  INTRODUCTION


General

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NAI Technologies, Inc., a New York corporation (the 'Company'), of proxies for use at the annual meeting of shareholders (the 'Annual Meeting') of the Company to be held at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, on Thursday, December 14, 1995 at 10 a.m., local time, and at any adjournment thereof. This Proxy Statement was first mailed to shareholders of the Company on or about November 3, 1995.

         At the Annual Meeting, the Company's shareholders will (i) vote to ratify and approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement (the 'Investment Transaction') which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company, (ii) vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.10 per share, of the Company ('Common Stock') from 10,000,000 to 25,000,000, (iii) elect seven members of the Board of Directors, and (iv) vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending December 31, 1995. The shareholders may also conduct such other further business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors believes that the approval of the Investment Transaction and the related authorization of an additional 15,000,000 shares of Common Stock is necessary to enable the Company to restructure its debt which otherwise matures, with a payment of $15,225,000, plus interest accrued, being due and payable, on January 15, 1996 and otherwise to remain financially viable and to avoid seeking bankruptcy protection.

Record Date; Proxies

         The Board of Directors of the Company has fixed the close of business on November 1, 1995 as the record date (the 'Record Date') for determining holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of the Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting or at any adjournment thereof. At such date, there were issued and outstanding [7,459,437] shares of Common Stock, each of which is entitled to one vote on each matter presented at the Annual Meeting.

         Each shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that the shares owned by such shareholder are voted at the Annual Meeting.

Any shareholder may revoke a proxy at any time before it is voted by: (i) delivering a written notice to the Secretary of the Company, at the address of the Company set forth above, stating that the proxy is revoked; (ii) executing a subsequent proxy and delivering it to the Secretary of the Company; or (iii) attending the Annual Meeting and voting in person. Each properly executed proxy returned will be voted as directed. In addition, if no directions are given or indicated, the persons named in the accompanying proxy intend to vote proxies FOR the election of the nominees for director described herein unless authority to vote for directors is withheld. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or to refrain from voting in accordance with their judgment on such other nominations. In addition, unless otherwise specified in the proxy, proxies will be voted IN FAVOR OF the proposal to ratify and approve the Investment Transaction, IN FAVOR OF the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000, and IN FAVOR OF ratification and approval of the selection of KPMG Peat Marwick as the Company's independent auditors for the year ending December 31, 1995.

Required Vote

         The holders of a majority of the outstanding shares of Common Stock on the Record Date are necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the Investment Transaction. Accordingly, votes 'withheld' will not count against the ratification of the Investment Transaction. Brokers do not have discretionary authority to vote on the proposal to approve the Investment Transaction. See 'Approval of Investment Transaction.' The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock. Accordingly, votes 'withheld' will count against the proposal to amend the Certificate of Incorporation. Brokers do not have discretionary authority to vote on the proposal to amend the Certificate of Incorporation. See 'Proposal to Amend the Company's Certificate of Incorporation to Increase the Authorized Shares of Common Stock.' The affirmative vote of the holders of a plurality of the shares of Common Stock is required to elect directors. Accordingly, votes 'withheld' from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors. See 'Election of Directors.' The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the selection of auditors. Accordingly, votes 'withheld' will not count against the ratification of the selection of such auditors. Brokers have discretionary authority to vote on the ratification of the selection of auditors. See 'Ratification of the Selection of Independent Auditors.'

Other Action At Annual Meeting

         The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters should be properly presented, proxies will be voted in accordance with the judgment of the proxy holders.

Cost of Solicitation

         The Company will bear the cost of soliciting proxies estimated at $[50,000]. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies in connection with the Annual Meeting for which it will receive an estimated fee of approximately $[15,000] plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies personally or by telephone, telegram or mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of the Common Stock held of record by such persons and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                       APPROVAL OF INVESTMENT TRANSACTION

         The Company has retained Commonwealth Associates ('Commonwealth') to act on the Company's behalf exclusively to raise on a best efforts basis a gross amount of $6,000,000 to $8,000,000 through the private placement ('Investment Transaction') of the Company's 12% Convertible Subordinated Notes (the 'Notes') which are convertible into shares of Common Stock at the rate of $2.00 per share of Common Stock (subject to adjustment) and detachable warrants (the 'Warrants' and, together with the Notes, the 'Securities') to purchase 1,500,000 to 2,000,000 shares of Common Stock, in accordance with the amount of Notes sold, at $2.50 per share (subject to adjustment). The conversion price of the Notes and the exercise price of the Warrants will be adjusted to $1.50 or $1.00, respectively, if the adjusted earnings before interest and taxes of the Company fall below $4,500,000 or $3,000,000 in 1996. Should the Company sell its Lynwood division in 1996, such amounts will be reduced by up to $1,160,000 in 1996, depending on the time of sale. The conversion price of the Notes and the exercise price of the Warrants may be reduced if such reduction is in the opinion of the company necessary to effectuate the sale of the Securities. The conversion price and the number of shares of Common Stock to be received upon conversion and the exercise price and the number of shares to received upon exercise are subject to adjustment upon the occurrence of certain events. Warrants to purchase an aggregate of 2,000,000 additional shares of Common Stock at $2.50 per share will be issued to Charles S. Holmes and Commonwealth for past advisory services. See 'Commonwealth Placement Agreement.' The Investment Transaction will be with a limited number of accredited investors ('Investors') pursuant to the exemption from registration afforded by Regulation D under the Securities Act of 1933, as amended (the 'Securities Act'). One investor, Mr. Holmes, will take an active role in the Company following the completion of the Investment Transaction and two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) will be elected to the Company's Board of Directors. See 'Election of Directors.' On October 13, 1995, Mr. Holmes loaned the Company $1,000,000 at 12% interest (the 'Holmes Transaction') which will be integrated with an additional investment of $1,000,000 in the Investment Transaction. Mr. Holmes has committed to make such investment which is a condition to closing of the Investment Transaction. In the Holmes Transaction, Mr. Holmes is entitled to receive a Warrant to purchase 850,000 shares of Common Stock at $2.50 per share (which is a portion of the Warrants to be received by Mr. Holmes for past advisory services). See 'Background of Investment Transaction -- Capital and Credit Transactions.' Completion of the Investment Transaction, however, is first subject to the restructuring of and amendment of certain other terms under the Company's Amended and Restated Credit Agreement, dated as of April 12, 1995, and as amended to date (the 'Existing Credit Agreement'), with two bank lenders (the 'Bank Lenders'), and the completion of a due diligence review by Commonwealth. If all of the Notes are sold and converted, an aggregate of 4,000,000 shares of Common Stock will be issued and, if all the Warrants are exercised, an aggregate of 4,000,000 additional shares of Common Stock will be issued. Upon the happening of such events, the Company will have received gross proceeds of $18,000,000 (approximately $17,000,000 net) in exchange for the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding. See 'Dilution of Holders of Common Stock.'

         The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days.

         The Board of Directors has unanimously approved the Investment Transaction. The Investment Transaction is subject to the approval of the shareholders of the Company because insufficient shares are authorized for issuance under the Company's Certificate of Incorporation (see 'Approval of Increase in Number of Common Shares Authorized') and to comply with certain rules of The Nasdaq Stock Market. Section 6(i)(1)(b) of Schedule D of the Nasdaq rules requires that, prior to issuing shares of a listed class such as the Common Stock that would result in the 'change of control,' the Company must obtain approval of the proposed issuance by a majority of the votes cast at the Annual Meeting. The consummation of the Investment Transaction may result in a change of control of the Company.

Background of Investment Transaction

         The Company has experienced substantial financial difficulty in 1994 and 1995 and has a current liability under the Existing Credit Agreement of $15,225,000, which is due January 15, 1996. The Company has operated during this period with a series of amendments and waivers from the Bank Lenders, the most recent of which was given on October 13, 1995 in connection with the Holmes Transaction. If the Company is not able to restructure the repayment schedule with the Bank Lenders, it will be unable to meet its payment obligations at January 15, 1996.

         In addition, the Company lost $11,600,000 in 1994 and an additional $2,300,000 in the nine months ended September 30, 1995. The Company's net book value has declined from $4.52 per share at January 1, 1994 to $1.56 per share at September 30, 1995.

         The Company has negotiated the Investment Transaction with Commonwealth, which has undertaken to privately sell between $6,000,000 and $8,000,000 in Notes to Investors, including Mr. Holmes. The completion thereof is subject to the Company's ability to work out satisfactory terms for amendments to the Existing Credit Agreement with the Bank Lenders. The Bank Lenders have reviewed the Investment Transaction and have stated that, subject to satisfactory review prior to the closing of the Investment Transaction, they will consent to the Investment Transaction and will amend the Existing Credit Agreement to provide for an amortization of principal in equal installments of $500,000 at March 31, 1996 and June 30, 1996, equal installments of $750,000, beginning on September 30, 1996, with a payment of $__________ due on January 15, 1999 (the 'Revised Credit Agreement'). Commonwealth and Mr. Holmes have agreed that such terms are acceptable to them.

         If the Company is unable to conclude the Revised Credit Agreement and the Investment Transaction, the Company and Mr. Holmes have agreed that the Company would retain an investment banker to sell certain assets or the stock of one or more subsidiaries, and that Mr. Holmes would have the option to purchase an additional $2,000,000 principal amount of Notes and receive Warrants to purchase an additional 2,150,000 shares of Common Stock (the 'Holmes Alternative'). If he made such new investment, the Company would use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes and acceptable to the Company. The Bank Lenders have not approved the Holmes Alternative and there can be no assurance that they will do so or renegotiate the Existing Credit Agreement in a manner to permit the Company to continue to operate upon the implementation of the Holmes Alternative.

         If  the  Company  is  unable  to  consummate   either  the   Investment
Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection. All of the assets of the Company and its United States subsidiaries are pledged as collateral to the Bank Lenders. Completion of the transactions above will not ensure the Company's survival. Continuation of the Company as a going concern is also dependent upon the return of the Company to profitable operations.

         The completion of these transactions will result in substantial dilution of the shareholdings of all shareholders. See 'Dilution of Holders of Common Stock.'

         Summary of Business Activities. In 1990, management adopted a long range strategy to enhance the growth of the Company both by internal and external means. Management sought to grow the Company's U.S. military business by increasing its internal sales and engineering resources while simultaneously reducing the Company's dependence on the military budget by increasing its commercial and foreign customer base. Between 1990 and 1993, the Company acquired five businesses, primarily for cash and notes in the aggregate amount of approximately $25,300,000, and the assumption of certain liabilities.

         The Company acquired the Systems Division, based in Columbia, Maryland, in November 1990 for approximately $6,000,000 in cash. The Systems Division specializes in the integration of various manufacturers' computer software and hardware to address specific customer needs.

         In May 1992, the Company acquired a line of ruggedized computers and peripheral products marketed under the name KMS for approximately $1,700,000 in cash and assumed liabilities of approximately $400,000. Additional costs pursuant to the transaction resulted in a total acquisition cost of approximately $2,500,000. The purchase price was paid from the Company's cash balances. KMS operations were moved to Hauppauge, New York following the acquisition.

         In August 1992, the Company acquired assets and assumed certain liabilities and obligations related to the production of telecommunications test equipment and transmission enhancement products in Laconia, New Hampshire for approximately $6,000,000 in cash and assumed liabilities of approximately $1,000,000. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $8,000,000. The acquisition cost was funded by existing cash balances and $5,000,000 of additional borrowings under the Company's long-term credit agreement with the Bank Lenders.

         In January 1993, the Company acquired Lynwood Scientific Developments Limited ('Lynwood'), a U.K. company located in Farnham, England, for approximately $4,000,000 in cash, 330,497 shares (adjusted for stock dividends and stock splits) of Common Stock and warrants to purchase 39,000 shares of Common Stock at a price of $8.89 per share. The Common Stock was valued at approximately $1,100,000. The cash portion of the purchase price was paid from existing cash balances. Lynwood produces intelligent terminals, terminal emulators, TEMPEST computer products and high performance work stations for commercial and government markets.

         In October 1993, the Company acquired Codar Technology, Inc., located in Longmont, Colorado, for approximately $6,500,000 consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7,600,000. The Company increased its term loan borrowings by $7,500,000 in conjunction with the acquisition. Codar produces ruggedized computers and equipment and provides systems integration and design services.

         Following the Codar acquisition in 1993, the Company structured its operations into two business segments: the Electronic Systems segment and the Telecommunications segment. The Electronic Systems segment included the Military Systems Group (the Military Products Division, based in Hauppauge, New York and the Codar Division, based in Longmont, Colorado), the Systems Division (based in Columbia, Maryland) and the Lynwood Division (based in Farnham, United Kingdom). The Telecommunications segment consists of the Wilcom Division (based in Laconia, New Hampshire).

         In April 1994, the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994, the Company recorded a

$9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

         The transition of the Military Systems Group to Colorado placed strains on the existing management and information systems at Codar which resulted in delayed shipments and significant cost overruns in long-term contracts, substantial losses on operations and significant cash flow issues. During the second half of 1994, the Codar subsidiary reported sales at a level substantially below earlier expectations.

         In 1995, the Company reorganized Codar's management. During the second quarter of 1995, which was the first full quarter under the new management team, the Company recorded mixed results. Revenue was $7,500,000, the highest in Codar's history. Operating losses during the quarter were $3,000,000, primarily due to cost-overruns on long-term contracts which were recognized during the quarter and inventory write-downs on slow moving or obsolete inventory. During the third quarter ended September 30, 1995, Codar had $6,400,000 in sales and reported a loss of $1,800,000. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 set forth in its entirety in Appendix 2 hereto.

         Capital and Credit Transactions. Until May 1994, the Company's borrowings were under unsecured credit lines and term loans. During 1992 and 1993, the Company borrowed no funds under these facilities, but borrowed $12,500,000 under term loans in connection with the acquisitions of Wilcom and Codar. In May 1994, the Company restructured its credit facilities to create secured lines of credit with its two principal lending institutions amounting to $6,000,000 and term loans of $9,175,000.

         On April 7, 1995, the Company entered into the Existing Credit Agreement. Under the terms of the Existing Credit Agreement, the then-existing term debt and lines of credit were converted into a revolving credit arrangement in exchange for a cash payment of $100,000 and the issuance of 250,000 shares of Common Stock which the Company agreed to register with the Securities and Exchange Commission. The $100,000 cash payment, the issuance of the shares of Common Stock and other costs associated with the refinancing resulted in a charge against the Company's earnings of approximately $900,000 which is being amortized over the last three quarters of 1995. The Existing Credit Agreement required quarterly payments of $875,000, commencing in September 1995, which the Company was not able to make. The Existing Credit Agreement expires on January 15, 1996 at which time the remaining principal balance of $15,225,000 is due. Unless the Investment Transaction and restructuring take place, the Company will be unable to meet this obligation when it becomes due.

         In October 1994, the Company retained an investment banker to pursue strategic alternatives, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing arrangement with new lending institutions. Separately, in November 1994, the Company sold 363,636 shares of Common Stock at $2.75 per share to an affiliate of Fundamental Management Corp. ('Fundamental'). C. Shelton James, a director of the Company, is the President and a director of Fundamental. In May 1995, the Company reached the letter of intent stage with a prospective purchaser to acquire the Company for publicly-traded stock of the acquiring company, which, based upon the price of the stock of the acquiring company, valued the Common Stock at approximately $3.45 per share. Subsequent to the completion of the prospective purchaser's due diligence, in July 1995, the prospective purchaser informed the Company that it would not proceed with the transaction on the terms previously announced. The Company continued to pursue other financing alternatives.

         In March 1995, the Company received a proposal for Charles S. Holmes to invest up to $8,000,000 in the Company in the form of convertible preferred stock with voting rights with the Common Stock coupled with warrants to purchase additional shares of Common Stock. Such proposal would have given Mr. Holmes an approximate 45% interest in the Company on a fully-diluted basis together with the right to designate three directors of the Company. The Company provided Mr. Holmes with certain information concerning the financial position of the Company and its projects and discussed Mr. Holmes investment proposal with him.

         On August 4, 1995, Mr. Holmes introduced management of the Company to representatives of Commonwealth who proposed to raise up to $8,000,000. After discussions between management of the Company, Mr. Holmes and representatives of Commonwealth, a draft letter from Commonwealth proposing the Investment Transaction was presented to the Board of Directors at its meeting on October 3, 1995. Management was authorized to negotiate final terms with Mr. Holmes of the Holmes Transaction providing for an investment of $1,000,000 and to execute a letter of intent with Commonwealth with respect to the Investment Transaction which was executed by the Company on October 20, 1995.

         The Board of Directors considered several different options including any potential disposition or merger of the Company, the possible sale of certain assets or the stock of one or more subsidiaries, the Holmes Transaction and the Investment Transaction. In approving the Holmes Transaction and the Investment Transaction, the Board considered the interests of all shareholders of the Company, the dilutive effects upon the current shareholders of the Company of various alternatives, the inability of the Company's investment bankers to find alternatives, and the obligations to the Bank Lenders which the Company would not be able to meet.

         On October 13, 1995, the Banks agreed to waive certain financial covenant defaults and to permit the Company and Mr. Holmes to proceed with the Holmes Transaction. The Banks also indicated their willingness to amend the Existing Credit Agreement consistent with the terms of the Revised Credit Agreement, subject to the simultaneous completion of the Investment Transaction and subject to completion of satisfactory documentation.

The Holmes Alternative

         In the event that the Investment Transaction is abandoned or is not consummated on or before December 31, 1995, Mr. Holmes will be entitled, on or before January 15, 1996 or such later date as may be mutually agreed between the parties, to purchase, upon written notice to the Company, (i) an additional $2,000,000 principal amount of the Company's Notes (the 'Additional Note') and
(ii) warrants representing the right to purchase an additional 2,150,000 shares of Common Stock (the 'Additional Warrant' and, together with the Additional Note, the 'Additional Securities'), in each case, upon substantially the same terms and conditions as the respective Securities purchased by Mr. Holmes in the Holmes Transaction. In the event that Mr. Holmes, or a designee of Mr. Holmes, purchases all of the Additional Securities, the Company will, upon written notice from Mr. Holmes, (i) promptly retain the services of an investment bank, mutually selected by the Company and Mr. Holmes, to advise the Company on the sale of certain assets or the stock of one or more subsidiaries and offer such assets or stock for sale through such investment bank and (ii) use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes.

Description of the Securities

         The Securities will be issued pursuant to a Subscription Agreement, dated as of December __, 1996, between the Company and the Investors (the 'Subscription Agreement'). It is anticipated that each unit will consist of (i) $____ principal amount of the Notes and (ii) a detachable Warrant representing (subject to the limitation set forth below under 'Shareholder Approval') the right to acquire _____ shares of Common Stock and will be offered at a Unit purchase price of $____.

         The Notes. The Notes will mature on December __, 2000 and will bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes will be payable semi-annually in arrears on December __ and June __ of each year commencing June __, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case involving the Company, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes will be subject to prepayment, in whole and not in part, at the option of the Company, at any time, without premium or penalty.

         Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Existing Credit Agreement and all extensions, renewals and refunding of any of the foregoing.

         Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time, commencing one year after the closing and prior to maturity, at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the adjusted earnings before interest and taxes of the Company fall below $4,500,000 or $3,000,000 in 1996. Should the Company sell its Lynwood division in 1996, such amounts will be reduced by up to $1,160,000 in 1996, depending on the time of sale. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and (iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.

         Restrictive Covenants of the Company. The Subscription Agreement will contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders. The foregoing covenants, while advantageous to the holders of the Notes, could impede the ability of the Company to enter into certain transactions that might be advantageous to the Company.

         Events of Default. 'Events of Default' under the Notes include failure to pay principal or interest, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company as well as the failure to file a registration statement with the Securities and Exchange Commission within the later of 90 days after the date of the closing of the Investment Transaction or March 31, 1996 and the failure of such registration statement to become effective within 60 days thereafter and to remain effective for up to three years. See 'Registration Rights' below. In the event the registration statement is not filed or declared effective and does not remain effective for such required time periods, the interest rate borne by the Notes will be increased by 1% per annum for each 90-day period (or portion thereof) that such failure continues, provided that the aggregate increase in such interest rate will in no event exceed 5% and the interest rate borne by the Notes will not be increased if the Investors are able to sell the Registrable Securities pursuant to Rule 144 or otherwise. Rule 144 provides a safe harbor for sales of restricted securities more than two years after the date of acquisition of such securities if such sales comply with the volume and manner of sale limitations contained in the rule. Upon the effectiveness or reeffectiveness of the registration statement, the interest rate borne by the Notes will be reduced to the original interest rate of the Notes.

         If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Investors of Warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Investors to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case involving the Company, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

         The Warrants. The Warrants will represent the right to acquire specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment (the 'Exercise Price'). The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the adjusted earnings before interest and taxes of the Company fall below $4,500,000 or $3,000,000 in 1996. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of share of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and
(iv) the issuance of shares of Common Stock at less than the exercise price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before December __, 2001 (the 'Expiration Date') by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price.

         The number of shares and price of shares are subject to the same dilution protection as the holders of Notes receive for shares issued upon conversion.

Registration Rights

         The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the Notes, the Warrants and the shares of Common Stock issuable upon conversion or exercise thereof (collectively, the 'Registrable Securities') within the later of 90 days after the date of the closing of the Investment Transaction or March 31, 1996 and to use its best efforts to cause such registration statement to become effective within 60 days thereafter and to keep such registration statement effective for up to three years thereafter. The failure to register the Registrable Securities under the Securities Act and to cause the registration statement related thereto to become effective and to remain effective within such required time periods will constitute an Event of Default under the Note. See 'Events of Default' above. In addition, in the event the registration statement is not filed or declared effective and does not remain effective for such required time periods, the interest rate borne by the Notes will be increased by 1% per annum for each 90-day period (or portion thereof) that such failure continues, provided that the aggregate increase in such interest rate will in no event exceed 5% and the interest rate borne by the Notes will not be increased if the Investors are able to sell all of the Registrable Securities pursuant to Rule 144 or otherwise. Upon the effectiveness or reeffectiveness of the registration statement, the interest rate borne by the Notes will be reduced to the original interest rate of the Notes.

         The Company has also agreed to include the Registerable Securities in any registration statement filed with the Securities and Exchange Commission with respect to any future public offerings initiated by the Company or any other selling shareholders (the 'Piggy-Back Rights') and holders of a majority in interest of Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to December 31, 2005, that the Company file a registration statement with the Securities and Exchange Commission with respect to the Registrable Securities (the 'Demand Rights'). The Company will bear all fees and expenses incurred in the preparation and filing of a registration statement relating to the exercise of all Piggy-Back Rights and the first exercise of the Demand Rights.

Board Representation

         In connection with the Holmes Transaction, Charles S. Holmes was elected as a director of the Company. In the Investment Transaction, the Company has agreed to use its best efforts to cause the resignation of two current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designated by the investors (including one designated solely by Mr. Holmes). No persons have yet been designated to serve in such capacity. See 'Election of Directors.'

Commonwealth Placement Agreement

         Commonwealth, as placement agent, will receive a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses. In addition, the Placement Agent will receive warrants to purchase an aggregate of 600,000 to 800,000 shares of Common Stock (based on the amount of Notes sold) upon terms and conditions identical to those of the Warrants. After deducting the fees and expenses payable to the Placement Agent and miscellaneous expenses payable by the Company in connection with the Investment Transaction, the net proceeds to the Company are estimated to be approximately $5,000,000 to 7,000,000. Until December 31, 2000, Commonwealth has been granted a right of first refusal to act as the Company's underwriter and placement agent with respect to future private and public financings and serve as the Company's investment banker with respect to any potential acquisition, merger, divestiture, strategic planning or other activity, but only if the terms offered by Commonwealth are then comparable to those being offered by other investment banking firms to similarly situated companies. Mr. Holmes is entitled to receive Warrants to purchase a total of 1,200,000 shares of Common Stock as an advisory fee, and Commonwealth is entitled to receive Warrants to purchase between 600,000 and 800,000 shares of Common Stock as an advisory fee. If the Investment Transaction does not proceed, other than as a result of a breach by Commonwealth of its obligations, the Company is obligated to pay Commonwealth a minimum fee of $250,000, plus accountable expenses, such amount not to exceed $400,000.

Dilution of Holders of Common Stock

         The following is a brief summary of the dilutive effects of the Investment Transaction, assuming the sale and conversion of a minimum of $6,000,000 and a maximum of $8,000,000 of the Notes at $2.00 per share of Common Stock and assuming exercise of all of the related Warrants at $2.50 per share of Common Stock:

                                            Current                                                              Assuming
                                            Common                                     Upon Conversion           exercise of
                                            Stock Equity          Upon                 of the Notes and          the anti-
                                            (including            Conversion           Exercise of the           dilution
                                            options)              of the Notes         Warrants                  adjustment
                                            -------------         ------------         -----------------         ----------
Interests of current holders of
Common Stock................... Minimum         100%                 67.1%                   50.4%                 40.4%
                                Maximum         100%                 50.4%                   40.4%                 40.4%

Pro Forma Balance Sheet upon Occurrence of the Investment Transaction

         The following is a brief summary of the pro forma effects on the Company's consolidated balance sheet at September 30, 1995 of the Investment Transaction and the Revised Credit Agreement, the effects of which are shown in the second column assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes, and of the conversion of all of the Notes and exercise of all of the related Warrants thereon, the effects of which are shown in the third column. If the Company is unable, with the assistance of Commonwealth, to sell a minimum of $6,000,000 of Notes, the Company intends to refund to all Investors all amounts invested in the Securities.

      Pro Forma Effect of Investment Transaction as at September 30, 1995

(in thousands)                                                             Pro Forma                Pro Forma
                                                    Current              as Adjusted 1            as Adjusted 2
                                                    -------              --------------           --------------
                                                                        Minimum/Maximum          Minimum/Maximum
Assets
   Total Current Assets......................          $28,067             $33,235/$35,107      $37,977/$44,867
   Total Assets..............................           45,681              51,681/ 53,681       55,591 /62,481
Liabilities
   Total Current Liabilities.................           30,823              17,348/ 17,348       17,348 /17,348
   Total Long-Term Debt......................              249              18,899/ 20,724       13,724 /13,724
   Total Debt................................           15,686              20,861/ 22,686       15,686 /15,686
   Stockholders' Equity......................           11,643              12,468/ 12,643       20,469 /28,443

--------------------

1 Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and the implementation of the Revised Credit Arrangements.

2 Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants, the implementation of the Revised Credit Arrangements, the conversion of all Notes, the exercise of all Warrants (including advisory Warrants) and the maximum adjustment of the exercise price of the Warrants.

Market for the Common Stock and Related Stockholder Matters

         The Common Stock trades in The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.

                               Period                             High                        Low
                               ------                             ----                        ----
1995                       First Quarter                        $ 3                          $ 1   7/8
                           Second Quarter                         3   1/2                      2   1/8
                           Third Quarter                          3   1/4                      1   1/4
                           Fourth Quarter (through October 11)    2   3/8                      1   7/8

1994                       First Quarter                          7                            5   3/16
                           Second Quarter                         5   7/8                      3   5/8
                           Third Quarter                          4   7/8                      2   7/8
                           Fourth Quarter                         4   1/8                      2   3/16

1993                       First Quarter                         10   13/16                    8   3/16

         There have been no cash dividends declared or paid on the Common Stock during the past two years. The Existing Credit Agreement restricts cash dividends to the lesser of 20% of prior year net earnings or $2,000,000. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

         As of November 1, 1995, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer and Trust Company, was 700. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.

Interest of Persons in Investment Transaction

         Mr. Charles S. Holmes, a director, is the principal purchaser in the Holmes Transaction and the Holmes Alternative. He was elected as a member of the Board of Directors at the time of the consummation of the Holmes Transaction. He received interest of $30,000 on the Notes issued in connection with the Holmes Transaction.

         See 'Employment Agreements' as to employment agreements which have been entered with Robert A. Carlson, the President, Chief Executive Officer and director of the Company, and Richard A. Schneider, the Executive Vice President, Treasurer, Chief Financial Officer, Secretary and director of the Company, in connection with the Holmes Transaction.

Approval of the Investment Transaction

         Each of the Directors of the Company have agreed to vote or cause to be voted shares of Common Stock which they own or control or to use their best efforts to cause the shares of Common Stock (aggregating ______ shares or __% of the shares of Common Stock outstanding) to be voted in favor of the Investment Transaction.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE
                PROPOSAL TO APPROVE THE INVESTMENT TRANSACTION.

           APPROVAL OF INCREASE IN NUMBER OF COMMON SHARES AUTHORIZED

         The Board of Directors is submitting for shareholder approval a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000. The full text of such amendment is set forth in its entirety in Appendix 3 hereto. The principal reason for recommending the amendment of the Certificate of Incorporation increasing the authorized shares of Common Stock is to accommodate the potential conversion to Common Stock of up to $8,000,000 of Notes and exercise of certain related Warrants to be issued as part of the Investment Transaction. Presently, the total number of authorized but unissued shares is inadequate to satisfy the possible conversion of the Notes to and exercise of the Warrants for Common Stock as required by the Investment Transaction.

         As of the Record Date, a total of [175,702] shares of Common Stock were authorized but not issued. As of that date, a total of [7,459,437] shares of Common Stock were issued and outstanding and a total of [2,364,861] shares of Common Stock were reserved or otherwise committed for possible issuance by the Company to the holders of various warrants and to employees pursuant to various benefit plans of the Company.

         The Notes will be convertible into approximately 3,000,000 to 4,000,000 shares of Common Stock (6,000,000 to 8,000,000 shares if certain conditions are not met), and holders of the Warrants will acquire the right to purchase approximately 2,000,000 shares of Common Stock upon exercise thereof.

The maturity date on the Existing Credit Agreement is January 15, 1996, with a remaining outstanding principal amount of $15,225,000. Under the Company's present financial condition, the available resources of the Company would be insufficient to meet this obligation. Amendment of the Existing Credit Agreement, which includes as an unconditional prerequisite the private placement of $6,000,000 of Subordinated Indebtedness, will extend the maturity of the amounts outstanding under the Existing Credit Agreement to January 15, 1999. The proposal to increase the Company's authorized Common Stock is thus intended to insure that the Company has sufficient Common Stock to meet the foregoing obligations and to provide approximately ____________ additional authorized shares that could be issued in connection with exercises of stock options, possible future stock splits, stock dividends and mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Stock.

         The issuance of additional shares of Common Stock may dilute the value of the Common Stock currently held by shareholders of the Company. While the Board of Directors believes it important that the Company have the flexibility that would be provided by having available additional authorized Common Stock, the Company does not now have any commitments, arrangements or understandings which would require the issuance of such additional shares of Common Stock other than the shares reserved for issuance pursuant to the Investment Transaction. The availability of additional authorized shares of Common Stock would simply permit the Board of Directors to respond in a timely manner to future opportunities and business needs of the Company as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Stock.

         If the authorized shares of Common Stock are increased as proposed, the authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board of Directors may deem advisable without further action by the shareholders of the Company except as may be required by law or the rules of any stock exchange on which the Common Stock may be listed at a time or under circumstances as may decrease or increase the book value per share of Common Stock presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per share prior to such issuance.

         The Company has authority to issue two million (2,000,000) shares of Preferred Stock, par value $.10 per share. The Preferred Stock may be issued in series. The Board of Directors of the Company is expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held of record by them.

         If the proposal to amend the Certificate of Incorporation is not approved, the Board of Directors intends to issue a class of Preferred Stock of the Company with full voting rights in the same class as Common Stock and cumulative preferred dividend rights although no party has committed to buy or place these securities.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000. Holders of Common Stock are entitled to one vote per share. There are no cumulative voting rights and no preemptive rights.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

ELECTION OF DIRECTORS

Nominees for Director

         The Certificate of Incorporation of the Company currently provides for a Board of Directors consisting of no less than three (3) nor more than seven
(7) directors with the number of directors within those limits fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors at seven (7). Paragraph 7 of the Certificate of Incorporation further provides that such number may be increased to nine (9) who shall be divided into three classes serving three-year terms upon the occurrence of certain events including the beneficial ownership by a single entity of twelve percent (12%) or more of the outstanding shares of Common Stock entitled to vote in the election of directors.

         Accordingly, at the Annual Meeting, shareholders will elect seven (7) members of the Board of Directors to serve until the annual meeting of shareholders to be held in 1996 and until their respective successors are elected and qualify or until their resignation, removal, disqualification or death as provided in the Certificate of Incorporation and by-laws of the Company.

         The nominees for director, together with certain information furnished to the Company by each nominee, are set forth below. The nominees are all current members of the Company's Board of Directors.

         Mr. Charles S. Holmes is a party to an agreement with the Company with respect to his nomination to the Board of Directors. See 'Approval of Investment Transaction -- Interest of Person in Investment Transaction.' In addition, following completion of the Investment Transaction, two members of the Board of Directors will resign and two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) will be elected to the Board of Directors to fill such vacancies. See 'Approval of Investment Transaction.'

                              Years Served
Name and Age                  as a Director                            Biographical Summary
------------                  -------------                            --------------------

Robert A. Carlson, 62               8                Mr. Carlson is President and Chief Executive Officer of the
                                                     Company.  Until December 1989, he was President and
                                                     Chief Operating Officer of the Company.

Richard A. Schneider, 42            3                Mr. Schneider is Executive Vice President, Treasurer, Chief
                                                     Financial Officer and Secretary of the Company.  He was
                                                     elected a director of the Company on February 11, 1993.
                                                     From October 1988 until December 1992, he served as Vice
                                                     President - Finance and Treasurer of the Company.  He was
                                                     elected Secretary of the Company in January 1990.

Stephen A. Barre, 56                6                Mr. Barre is Chairman and Chief Executive Officer of
                                                     Servo Corporation of America, a communications and defect
                                                     detection company.

Charles S. Holmes, 50            1 month             Mr. Holmes has served as Principal and is the sole
                                                     stockholder of Asset Management Associates of New York,
                                                     Inc. ('Asset Management'), a New York-based firm
                                                     specializing in acquisitions of manufacturing businesses.
                                                     Mr. Holmes founded and was partner in Asset Management
                                                     Associates, a predecessor partnership of Asset Management, from 1978 to 1991.  Mr. Holmes has been Vice Chairman
                                                     of the Board of Directors of Chart Industries Inc., a
                                                     Delaware company, since its formation in June 1992.

C. Shelton James, 55                6                Mr. James is Chairman of the Board and Chief Executive
                                                     Officer of Elcotel Inc., a public communications company.
                                                     He also is President and a director of Fundamental
                                                     Management Corporation, an investment management
                                                     company, and is on the board of directors of Harris
                                                     Computer Systems Inc., SK Technologies and CPSI Inc.

John M. May, 67                    16                Mr. May is an independent consultant.  From 1975 to 1987,
                                                     he was Vice President and Director of Tower, Perrin, Inc.,
                                                     a management consulting firm.  He is also a director of
                                                     Olsten Corporation, a provider of temporary employee and
                                                     health care services.

Robert D. Rosenthal, 45            10                Mr. Rosenthal is President, Chief Executive Officer and a
                                                     Director of First Long Island Investors, Inc., a diversified investment and financial services company.  He also is Co-
                                                     Chairman and Co-Chief Executive Officer of the New York
                                                     Islanders, a franchise in the National Hockey League.

Other Information as to Directors

         On October 3, 1995, Walter Lipkin's resignation as director of the Company was accepted effective October 13, 1995. The Board of Directors then elected Charles S. Holmes to the Board of Directors to fill the vacancy created by the resignation of Mr. Lipkin.

         The Board of Directors has standing Audit, Compensation and Nominating committees. During 1994, the Audit Committee members were Messrs. Lipkin, Rosenthal and James. The Audit Committee held two meetings during 1994. The Audit Committee recommends to the Board of Directors the independent auditors to be selected for the Company and reviews the following matters with the independent auditors: scope and results of the independent audits; corporate accounting; internal accounting control procedures; adequacy and appropriateness of financial reporting to shareholders and others; and such other related matters as the Audit Committee considers to be appropriate. The Audit Committee also recommends to the Board of Directors any changes in the independent auditing and accounting practices it determines to be appropriate.

         During 1994, the Compensation Committee members were Messrs. Lipkin, Rosenthal and May. The Compensation Committee held two meetings during 1994. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee also determines the key employees and directors to whom, and the time or times at which, grants of options under the Company's stock option plans shall be made and the number of shares of Common Stock to be purchasable upon exercise of options granted under the stock option plans, and to interpret the stock option plans and to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations deemed necessary or advisable for the administration of the stock option plans. The Compensation Committee also has authority to select who is eligible for the stock option secured loan program.

         During 1994, the Nominating Committee members were Messrs. Barre, May and Lipkin. The Nominating Committee held one meeting during 1994. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Such nominations should be submitted in writing to the Secretary of the Company at the address noted above.

         The Board of Directors met six times during 1994 at regular and special meetings in person or by conference telephone. All incumbent members of the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and all committees of which they were a member during 1994.

         The Company indemnifies its executive officers and directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. The Company has two directors and officers liability insurance policies underwritten by the Aetna Casualty and Surety Company and by Fidelity & Casualty Company of New York in the aggregate amount of $5,000,000 renewable annually. The aggregate premium in 1994 was $150,000. No amounts have been claimed under the policies.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires officers, directors and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements. Under Section 16(b) of the Exchange Act, such persons also are required to disgorge to the Company any profit realized by any purchase and sale, or any sale and purchase, of equity securities of the Company within any period of less than six months. Pursuant thereto, Mr. Schneider was required to disgorge profits totalling $5,980 based on the sale of 1,000 shares and the purchase of 1,000 shares of the Common Stock one day short of the required six month waiting period in fiscal 1994.

         The enclosed proxy provides a means for shareholders to vote for the election of all of the directors listed above, to withhold authority to vote for one or more of such directors, or to withhold authority to vote for all of such directors. Unless a shareholder who withholds authority votes for the election of one or more other persons at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE 'FOR' THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

         The current executive officers of the Company are as follows:

         Robert A. Carlson, 62, is the President and Chief Executive Officer of the Company. From December 1987 until December 1989, he was President and Chief Operating Officer of the Company.

         Richard A. Schneider, 42, is the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990.

Executive Compensation

         The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the 'Named Executives').

                                            SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                    ------------------------------------------------
                                         Annual Compensation               Awards            Payouts
                               -------------------------------------------------------------------------------------
        (a)             (b)      (c)          (d)           (e)       (f)          (g)         (h)           (i)
                                                           Other
                                                           Annual   Restricted  Securities
                                                           Compen-    Stock     Underlying     LTIP      All Other
Name and Principal     Fiscal                              sation    Award(s)    Options/     Payouts   Compensation
Position                Year   Salary ($)    Bonus ($)     ($)(1)      ($)        SARs (#)      ($)         ($)
----------------------  ----   ----------    ---------     -------     ---        --------      ---         ---
Robert A. Carlson -      1994   $275,000          --         --         --      138,983(5)       --      $66,324(2)
President and Chief      1993    260,000      $ 68,790       --         --       64,347          --       69,652(2)
Executive Officer        1992    226,000       113,300       --         --      122,919          --       64,539(2)

Richard A. Schneider -   1994    149,000          --         --         --       94,389(5)
Executive Vice           1993    138,000        27,380       --         --       23,442          --       12,426(3)
President, Treasurer     1992    118,000        36,970       --         --       30,147          --       13,993(3)
and Secretary                                                                                    --       14,622(3)
Frank Tortorelli -       1994    144,895          --         --         --       75,136(5)       --        5,298(4)
President, Military      1993        n/a          --         --         --         --            --         --
Systems Group(6)         1992        n/a          --         --         --         --            --         --
---------------------------------------------------------------------------------------------------------------------

(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $51,266, $59,122 and $59,022 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1992, 1993 and 1994, respectively, as well as $8,273, 7,909 and $7,302 of matching contributions made by the Company under the 401(k) deferred compensation plan and $5,000, $2,621 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1992, 1993 and 1994, respectively.

(3) Includes $6,781, $7,637 and $7,603 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1992, 1993 and 1994, respectively, as well as $4,341, $4,166 and $4,823 of matching contributions made by the Company under the 401(k) deferred compensation plan and $3,500, $2,190 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1992, 1993 and 1994, respectively.

(4) Includes $818 of life insurance premiums paid on a term life policy by the Company on behalf of Mr. Tortorelli in 1994, as well as $4,480 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Tortorelli for 1994.

(5) Options to acquire shares of the Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951), Mr. Schneider (54,996) and Mr. Tortorelli (39,336) were canceled.

(6) Mr. Tortorelli resigned from his position as President of the Military Systems Group on May 1, 1995.

Employment Agreements

         The Company entered into an Employment Agreement (the 'Schneider Employment Agreement') with Richard A. Schneider. Pursuant to the Schneider
Employment Agreement, the term of Mr. Schneider's employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $135,000 per annum which represents a 25% reduction in salary. In addition to such salary and subject to attaining annual targets, the Company will pay to Mr. Schneider an annual bonus equal to 87% of his salary. In addition, Mr. Schneider will be eligible to participate in all employee benefit programs, will be entitled to three weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Schneider's employment without cause, the Company has agreed to provide Mr. Schneider with 20 days written notice, and provide him with a severance payment of either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction, and such reason will no longer constitute cause for removal. In addition and pursuant to the Schneider Employment Agreement, the Company will loan to Mr. Schneider the equivalent of the difference between his net salary and the net salary he was receiving immediately prior to the execution of the Schneider Employment Agreement ($550.00 per week). This loan will be repayable out of any bonus paid to Mr. Schneider on account of work performed during the prior year; provided, however, that upon a resignation for Good Reason (as defined) or termination without cause, the full amount outstanding under such loans will be discharged in full.

         The Company entered into an Employment Agreement (the 'Carlson Employment Agreement') with Robert A. Carlson. Pursuant to the Carlson Employment Agreement, the term of Mr. Carlson's employment commenced on October 16, 1995 and will continue until November 30, 1997. Mr. Carlson will be paid salary at a rate of $214,500 per annum which represents a 25% reduction in salary. In addition to such salary and subject to attaining annual targets, the Company will pay to Mr. Carlson an annual bonus equal to 100% of his salary. In addition, Mr. Carlson will be eligible to participate in all employee benefit programs, will be entitled to four weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and will be granted options to purchase 250,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 225,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Carlson's employment without cause, the Company has agreed to provide Mr. Carlson with 20 days written notice, and provide him with a severance payment of either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction, and such reason will no longer constitute cause for removal.

Termination of Employment and Change in Control Agreements

         The Company entered into Executive Termination Agreements with Messrs. Carlson, Schneider, Tortorelli and four other employees, which provide for severance benefits in the event employment terminates within one year following a change in control of the Company unless termination is on account of death, or for cause. The agreements are renewable annually at the option of the Company. The agreements provide severance benefits which include an amount equal to two times annual base salary for Messrs. Carlson and Schneider (the number of years or portions thereof until Mr. Carlson's sixty-fifth birthday times annual base salary for Mr. Carlson; one times annual base salary for the three other employees). Mr. Carlson's and Mr. Schneider's Executive Termination Agreements have been superseded by their employment agreements and Mr. Tortorelli's and one other employee's Executive Termination Agreements terminated when they resigned from the Company. The Executive Termination Agreements for the three other employees will not be triggered by the Investment Transaction unless their employment terminates within one year following the closing date unless the termination is on account of death or for cause.

Stock Options

         The table below  summarizes the options granted to the Named Executives
in  1994  and  their  potential   realizable  values.  All  these  options  were
subsequently canceled.

                           OPTION/SAR GRANTS IN 1994

                                                                                                       Potential
                                                                                                  Realizable Value at
                                                                                                    Assumed Annual
                                                                                                 Rates of Stock Price
                                                                                                     Appreciation
                                   Individual Grants                                              for Option Term 1
-----------------------------------------------------------------------------------------     ---------------------------
             (a)                   (b)             (c)              (d)           (e)              (f)          (g)
                                Number of      % of Total
                                Securities    Options/SARs
                                Underlying     Granted to       Exercise or
                               Options/SARs     Employees        Base Price    Expiration
Name                           Granted (#)   in Fiscal Year        ($/Sh)         Date            5% ($)       10% ($)
------------------------------ ------------  --------------        -------        -----           -------      -------
Robert A. Carlson -
President and Chief              36,032           7%                 $6.25      10 years          $141,627      $358,911
Executive Officer               102,951 2        21%                 $5.25       5 years          $149,330      $329,979

Richard A. Schneider -
Executive Vice President         39,393           8%                 $4.74      10 years          $117,431      $297,587
Treasurer and Secretary          54,996 2        11%                 $5.25       5 years          $ 79,772      $176,273

Frank Tortorelli -
President, Military              35,800           7%                 $5.25      10 years          $118,201      $299,542
Systems Group 3                  39,336 2         8%                 $5.25       5 years          $ 57,057      $126,080

--------
1 Option price compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.

2 Such options were granted on May 26, 1994 in connection with the cancellation of options granted for the same number of shares at earlier dates. Such options were subsequently canceled and new options were granted to Messrs. Carlson and Schneider on October 16, 1995 for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50. The terms of such options called for such options to become exercisable at a rate of 25% per year on the anniversary date of the grant. All such options were to expire after the fifth anniversary of the date of grant.

3 All of Mr. Tortorelli's options were canceled by the Company 30 days after Mr. Tortorelli resigned from the Company, or June 1, 1995, in accordance with their terms.

           The table below summarizes the exercise of stock options during 1994 by the Named Executives.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                          AND FY-END OPTION/SAR VALUES

              (a)                  (b)                   (c)                   (d)                    (e)
                                                                         Number of
                                                                         Securities            Value of
                                                                         Underlying            Unexercised
                                                                         Unexercised           In-the-Money
                                                                         Options/SARs at       Options/SARs at
                                                                         FY-End (#)            FY-End ($)

                           Shares Acquired                               Exercisable/          Exercisable/
Name                       on Exercise (#)       Value Realized ($)      Unexercisable         Unexercisable1
-------------------------  ---------------       ------------------      --------------------  -------------
Robert A. Carlson -
President and
Chief Executive
Officer                       10,140                $34,223               47,579/166,906           $336/$0

Richard A. Schneider -
Executive Vice
President,
Treasurer and Secretary        -0-                       $0                 7,768/87,559            $86/$0

Frank Tortorelli -
President, Military
Systems Group                  -0-                       $0                 4,056/58,392             $0/$0

--------

1 Market price at December 31, 1994 minus exercise price times the number of shares underlying the unexercised options.

         The table below sets forth certain information with respect to the cancellation and grant described in footnote (2) to the Option/SAR Grants table above.

                           TEN-YEAR OPTION REPRICING

           (a)                   (b)            (c)               (d)             (e)          (f)            (g)
                                                                                                       Length of Original
                                              Number of     Market Price of  Exercise Price    New        Option Term
                                               Options      Stock at Time of  at Time of     Exercise  Remaining at Date of
Name                             Date         Canceled      Cancellation     Cancellation     Price      Cancellation
------------------------         -----        ---------     -------------    ------------   ---------  --------------------
Robert A. Carlson -             01/01/93        13,715            $4.50          $8.17      $5.25       8 years, 7 months
President and                   02/23/93        38,060            $4.50          $8.97      $5.25       8 years, 8 months
Chief Executive                 11/29/93        15,144            $4.50         $10.82      $5.25       9 years, 6 months
Officer                         01/01/94        26,000            $4.50          $6.25      $5.25       9 years, 7 months
                                01/02/94        10,032            $4.50          $6.25      $5.25       9 years, 7 months


Richard A. Schneider -          12/10/92        16,224            $4.50          $6.40      $5.25       8 years, 6 months
Executive Vice                  01/01/93         4,474            $4.50          $8.17      $5.25       8 years, 7 months
President,                      05/03/93        14,483            $4.50          $9.06      $5.25       9 years
Treasurer and Secretary         11/29/93         5,422            $4.50         $10.82      $5.25       9 years, 6 months
                                01/01/94        10,400            $4.50          $6.25      $5.25       9 years, 7 months
                                01/02/94         3,993            $4.50          $6.25      $5.25       9 years, 7 months


Frank Tortorelli -              12/10/92        16,224            $4.50          $6.40      $5.25       8 years, 6 months
President, Codar                01/01/93         2,312            $4.50          $8.17      $5.25       8 years, 7 months
Technology Inc.                 01/01/94        20,800            $4.50          $6.25      $5.25       9 years, 7 months

         The new options were for a term of five years with a vesting provision of 25% per year beginning on the one year anniversary of the grant. All the new options were subsequently canceled and new options were granted on October 16, 1995 to Messrs. Carlson and Schneider for 250,000 and 125,000 shares, respectively, at a per share exercise price of $2.50.

Supplemental Retirement Plan

         The Company has a non-qualified Supplemental Retirement Plan pursuant to which the Company may pay from general revenues to two currently eligible employees the difference between (i) 2.5% (5.0% for the President/CEO) of the average of the employees' highest consecutive five year earnings per year of service to a maximum of 50% and (ii) those benefits payable under the Pension Plan, social security and from any other prior employers' defined benefit pension plan.

         Typical retirement benefits as in effect on December 31, 1994 are shown in the table below:

                 ESTIMATED ANNUAL NORMAL RETIREMENT PENSION AND
               SUPPLEMENTAL BENEFITS FOR VARIOUS COMBINATIONS OF
              SPECIFIED COMPENSATION AND YEARS OF CREDITED SERVICE

                                           Years of Credited Service at Retirement
                                           ---------------------------------------
     Remuneration              10            15           20            25            30            35
     ------------            ------        ------       ------        ------        ------        ----
       $  50,000           $  4,610      $  6,915      $  9,220     $  8,125      $ 13,830       $ 13,830
          75,000              7,485        11,228        14,970       14,888        22,455         22,455
         100,000             10,360        15,540        20,720       22,075        31,080         31,080

         125,000             13,235        19,853        26,470       29,263        39,705         39,705
         150,000             16,110        24,165        32,220       36,450        48,330         48,330
         175,000             18,985        28,478        37,970       43,638        56,955         56,955

         200,000             21,860        32,790        43,720       50,825        65,580         65,580
         225,000             24,735        37,103        49,470       58,013        74,205         74,205
         250,000             25,982        38,972        51,963       59,122        77,945         77,945

         300,000             25,982        38,972        51,963       59,122        77,945         77,945
         400,000             25,982        38,972        51,963       59,122        77,945         77,945

         The benefits shown in the table above have been computed on an actuarial basis and are not subject to any deduction for social security or other offset amounts. The compensation covered by the Pension Plan includes the amounts shown in columns (c), (d) and (e) of the Summary Compensation Table.

         It is estimated that Messrs. Carlson and Schneider, who have ten and six years of credited service, respectively, will receive each year at normal retirement age the following total aggregate annual amounts under the Pension Plan and the non-qualified Supplemental Retirement Plan: $160,213 and $66,818, respectively.

Director Compensation

         During 1994, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, each director who is not also an officer of the Company will be paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1994, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings. No such compensation is contemplated to be paid during 1995 either.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 1994, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1994 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company. Mr. Lipkin has resigned, as a director

Compensation Committee Report on Executive Compensation

         The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, directors and certain other employees and any bonuses for officers. The Compensation Committee's recommendations for compensation during 1994 were accepted by the Board of Directors.

         The salary of the executive officers is reviewed annually by the Compensation Committee with reference to a survey of the compensation levels of the executive officers of companies in the electronics industry of a comparable size and of selected public companies which the Compensation Committee believes are competitors of, or similarly situated to, the Company. Based on this review, the salary of each officer is set within the ranges developed. Salaries of the Company's executive officers are in the middle of the range of salaries paid by the other companies examined. Bonus targets are separately established at the beginning of each year with reference to the Company's performance against preset criteria principally relating to corporate profit and growth, in each case as established by the Compensation Committee. Target bonus amounts which may be earned are established as a percentage of base salary by the Compensation Committee by reference to the previously described survey. Bonuses are paid based upon actual results of operations for the year against the pre-established targets.

         Mr. Carlson's compensation during 1994 was composed of $285,000 in salary and no bonus. The Compensation Committee established his salary in the middle of the range of compensation of chief executive officers of selected companies, as previously described. Mr. Carlson was not awarded any of his target bonus based on the Company's results compared to the criteria established at the beginning of the year. However, the Compensation Committee recommended that certain options granted to Mr. Carlson be repriced so as to serve as a more meaningful motivation for Mr. Carlson and to align Mr. Carlson's interests more closely with those of the Company's shareholders.


                                           John M. May, Chairman
                                           Robert D. Rosenthal

Performance Graph

         The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) The Nasdaq Stock Market index (U.S. companies) and (ii) the Nasdaq non-financial stocks index.


                                    [PERFORMANCE GRAPH]

                        1989             1990             1991             1992             1993              1994
                        ----             ----             ----             ----             ----              ----
The Company            $100             $152             $238             $424             $324              $140

Nasdaq SMI              100               85              136              159               181              177

Nasdaq NFI              100               88              142              155               178              170

Principal and Management Shareholdings

         The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of November 1, 1995. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                               Number of Shares of                    Percent of
                                                               Common                                 Company
Name and Address of Beneficial Owner                           Stock Beneficially Owned 1             Common Stock
---------------------------------------------                  -------------------------              ------------
Lindner Fund Inc.
7711 Carondelet Avenue
Box 16900
St. Louis, MO  63105 2 . . . . . . . . . . . . . .                       405,600                          5.43%
Fundamental Management Corporation
201 South Biscayne Boulevard
Suite 1450
Miami, FL  33131 3 . . . . . . . . . . . . . . . .                       415,429                          5.57%
C.L. King & Associates
Nine Elk Street
Albany, NY  12207 4. . . . . . . . . . . . . . . .                       451,451                          6.05%
Pioneering Management Corporation
60 State Street
Boston, MA  02114 5. . . . . . . . . . . . . . . .                       451,500                          6.05%

--------

1 To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.

2 These shares are reportedly owned by Lindner Fund Inc., an investment company registered under the Investment Company Act of 1940, of which Ryback Management Corporation is the investment company adviser registered under Section 203 of the Investment Advisers Act of 1940.

3 These shares are reportedly owned by various limited partnerships of which Fundamental Management Corporation is the general partner.

4 These shares are reportedly owned by a passive investor. C.L. King & Associates is the registered broker dealer for such investor and is registered under Section 15 of the Securities and Exchange Act of 1934, as amended.

5 These shares are reportedly owned by a passive investor. Pioneer Management Corporation is the investment company adviser of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

         Shares of Common Stock beneficially owned as of November 1, 1995 by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                  Beneficial Ownership of Shares 1
                                            ------------------------------------------
                                            Number of Shares of      Percent of
                                            Common Stock             Company
Name                                        Beneficially Owned 2     Common Stock 3
------------------------------------------  ------------------       -----------------
Robert A. Carlson .......................       100,467                 1.30%
Stephen Barre ...........................        17,654                    *
C. Shelton James4 .......................        14,793                    *
Charles S. Holmes5.......................             0                    *
John M. May.............................         47,489                    *
Robert D. Rosenthal .....................        69,700                    *
Richard A. Schneider ....................        16,812                    *
All directors and officers
  as a group (7 persons) ................       266,915                    *

--------

*        Less than 1%

1 Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

2 Excludes options exercisable within 60 days of November 1, 1995 for such persons as follows: Mr. Carlson, 0; Mr. Barre, 3,120; Mr. James, 7,401; Mr. Holmes, 0; Mr. May, 3,120; Mr. Rosenthal, 3,120; Mr.
         Schneider, 0; and all directors and officers as a group, 104,125.

3 The percentages of Common Stock outstanding are based on 7,459,437 shares outstanding on November 1, 1995.

4 Excludes 385,636 of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

5 Excludes Notes convertible within 60 days of November 1, 1995 into 500,000 shares of Common Stock and Warrants exercisable within 60 days of November 1, 1995 for 850,000 shares of Common Stock.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG Peat Marwick, Jericho, New York, as the Company's independent auditors for the year ending December 31, 1995. In accordance with the by-laws of the Company, the Board of Directors is submitting its selection of KPMG Peat Marwick to the shareholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice. KPMG Peat Marwick, an international firm of certified public accountants, has been retained as auditors by the Company each year since 1981. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting to make a statement, should the representative desire to do so, and to answer appropriate questions from shareholders.

         THE  BOARD  OF  DIRECTORS   RECOMMENDS  THAT  SHAREHOLDERS  VOTE  'FOR'
RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1995.

                 SHAREHOLDERS PROPOSALS FOR 1996 ANNUAL MEETING

         Shareholder proposals for inclusion in the proxy materials and consideration at the 1996 Annual Meeting of Shareholders, if any, must be received by the Company on or before ________ __, 1996 in order to be included in the proxy material of the Company for that meeting.

                                        By Order of the Board of Directors,


                                        Richard A. Schneider,
                                        Secretary


Dated:   November 3, 1995


         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.





         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits) by any such person solicited hereunder by writing to: Richard A. Schneider, Secretary, NAI Technologies, Inc., 2405 Trade Centre Avenue,
Longmont, Colorado 80503. A copy of such report, without exhibits, is also attached hereto as Appendix 1.

                                   Appendix 1

              [RESTATED FORM 10-K TO BE SUPPLIED WITH DEFINITIVE FILING]

                                   Appendix 2

  [FORM 10-Q FOR SEPTEMBER 30 QUARTER TO BE SUPPLIED WITH DEFINITIVE FILING]

                                   Appendix 3

                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                             NAI Technologies, Inc.
                            (a New York corporation)

                       (Under Section 805 of the Business
                   Corporation Law of the State of New York)

                               --------------------

         The undersigned, desiring to amend a certificate of incorporation under the provisions of the Business Corporation Law of the State of New York (hereinafter referred to as the 'BCL'), hereby certifies as follows:

         FIRST.  The  name  of  the  corporation  is  NAI   Technologies,   Inc.
(hereinafter referred to as the 'Corporation'). The name under which the Corporation was originally formed is North Atlantic Industries, Inc.

         SECOND. The original Certificate of Incorporation of the Corporation was filed by the New York Department of State on July 15, 1954. The Restated Certificate of Incorporation of the Corporation was filed with the New York Department of State on August [13], 1991.

         THIRD. Paragraph '3' of the Restated Certificate of Incorporation of the Corporation, which sets forth the aggregate number and designations of shares of stock which the Corporation shall have the authority to issue, is hereby eliminated in its entirety and the following language is substituted in lieu thereof which has the effect of increasing from ten million (10,000,000) to twenty-five million (25,000,000) the number of shares of Common Stock the Corporation shall have authority to issue:

         '3. The aggregate number of shares of stock which the Corporation shall have the authority to issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be designated Common Stock, each such share having a par value of $.10, and of which two million (2,000,000) shares shall be designated Preferred Stock, each such share having a par value of $.10.'

         FOURTH. Paragraph '4' of the Restated Certificate of Incorporation of the Corporation, which sets forth the terms and conditions under which the Corporation may issue its Preferred Stock, is hereby restated in its entirety without making any amendment to or change in the provisions thereof:

         '4. The Preferred Stock may be issued in series. The Board of Directors of the Corporation is hereby expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held by them of record.'

         FIFTH: The aforesaid amendment to Paragraph 3 of the Restated Certificate of Incorporation of the Corporation have been authorized (1) by the [unanimous] vote of the Board of Directors of the Corporation taken at a meeting of said Board of Directors and (2) by the vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon taken at a meeting of said shareholders, respectively, all in accordance with Section 803(a) of the BCL.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed and subscribed in its name this ___ day of December, 1995, and the statements contained herein are affirmed as true under the penalties of perjury.


                                            NAI TECHNOLOGIES, INC.


                                            By____________________________
                                               Robert A. Carlson
                                               President


                                            By____________________________
                                               Richard A. Schneider
                                               Secretary

                                                                      APPENDIX 4
                             NAI TECHNOLOGIES, INC.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 14, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert A. Carlson or [Lenthel Stanton] and each of them, proxies of the undersigned, with full power of substitution, to vote all Common Stock of NAI Technologies, Inc., a New York corporation (the 'Company'), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Long Island headquarters of Chemical Bank, located at 395 North Service Road, Melville, New York 11747, on Thursday, December 14, 1995 at 10:00 a.m. (local time), or any adjournment thereof, with all the powers the undersigned would have if personally present on the following matters:

     1. PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE BY THE COMPANY OF CERTAIN DEBT SECURITIES AND WARRANTS CONVERTIBLE OR EXERCISABLE INTO OR FOR APPROXIMATELY 8,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO INVESTORS IN A PROPOSED PRIVATE PLACEMENT WHICH WILL RESULT IN THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY'S COMMON STOCK AND MAY RESULT IN A CHANGE OF CONTROL OF THE COMPANY.

                       FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

     2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 10,000,000 TO 25,000,000.

                       FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

     3.  ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR:  Robert   A.  Carlson,
                                                           Richard A. Schneider,
                                                           Stephen A. Barre,  C.
                                                           Shelton        James,
                                                           Charles  S.   Holmes,
                                                           John   M.   May   and
                                                           Robert D. Rosenthal

     FOR all Nominees [ ]  WITHHOLD AUTHORITY             INSTRUCTIONS:  to  withhold  authority
                           to vote for all Nominees [ ]   to  vote for  any  individual Nominee,
                                                          write that Nominee's name in the space
                                                          provided below.

                                                          --------------------------------------

     4. PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1995.

                       FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

     5. IN THEIR DISCRETION, THE ABOVE-NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND 'FOR' ITEMS 1, 2 AND 4 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 5.

                                                 The     undersigned      hereby
                                                 acknowledges  receipt of a copy
                                                 of the  accompanying  Notice of
                                                 Annual Meeting of  Shareholders
                                                 and Proxy  Statement and hereby
                                                 revokes  any  Proxy or  Proxies
                                                 heretofore   given.   You   may
                                                 strike out the persons named as
                                                 proxies and  designate a person
                                                 of your  choice,  and may  send
                                                 this  Proxy  directly  to  such
                                                 person.

                                                 DATED:                   , 1995


                                                 Please complete,  date and sign
                                                 exactly  as your  name  appears
                                                 hereon.    When    signing   as
                                                 attorney,        administrator,
                                                 executor,  guardian, trustee or
                                                 corporate official,  please add
                                                 your title.  If shares are held
                                                 jointly,   each  holder  should
                                                 sign.



                                      -2-